NEWS RELEASE

Date:        November 6, 2024
For Release:    Immediately
Contact:    Robert Webb, robert_webb@mohawkind.com

MOHAWK INDUSTRIES ANNOUNCES LEADERSHIP SUCCESSION

(Calhoun, Ga.) – Mohawk Industries, Inc. (NYSE: MHK) today announced the planned retirement of Chris Wellborn, President and Chief Operating Officer and the promotion of Paul De Cock to succeed Mr. Wellborn effective February 1, 2025. The Company also announced that Ken Walma is joining the organization and will succeed Mr. De Cock as President of the Flooring North America Segment on February 1, 2025, after acquiring comprehensive knowledge of the Company’s operations. Following his retirement, Mr. Wellborn will serve as Vice Chair of Mohawk’s Board of Directors and assist with these leadership transitions.

“A strong organization requires effective succession planning that blends institutional knowledge, industry insights and fresh perspectives,” said Jeff Lorberbaum, Mohawk’s Chair and CEO. “As we execute this planned succession, I am pleased Chris will remain on our Board, where we will benefit from his expertise in operations and acquisitions. Under Chris’ leadership, our ceramic business has grown to the largest in the world, with manufacturing across three continents and sales in 140 countries.”

“Paul has spent his entire career in the flooring industry in Europe and the U.S., and I have worked with him since 2005,” Lorberbaum continued. “He has led our Flooring North America business for the past six years, driving operational excellence and enhancing the customer experience. Prior to leading our Flooring North America Segment, Paul served as President of the Flooring division in our Flooring Rest of the World Segment and President of Unilin North America. He held various leadership roles within Unilin Group from 1997 until Mohawk acquired the business. Our business leaders across the enterprise know and respect Paul, so this will be a smooth transition.”

“As Paul takes on these new responsibilities, we are excited to welcome Ken Walma as the new President of our Flooring North America Segment,” said Lorberbaum. “Ken has successfully led multiple manufacturing organizations and consistently delivered profitable growth. He has served as Group President of Air Movement & Heat Group at Madison Air, and Vice President and General Manager at Signify as well as holding various leadership roles at Eaton Corporation and Lutron Electronics. His collaborative leadership style will enhance our strong executive team within Flooring North America. Paul, Chris, and I will support Ken’s transition into this new role.”

# # #

ABOUT MOHAWK INDUSTRIES
Mohawk Industries is the leading global flooring manufacturer that creates products to enhance residential and commercial spaces around the world. Mohawk’s vertically integrated manufacturing and distribution processes provide competitive advantages in the production of carpet, rugs, ceramic tile, laminate, wood, stone and vinyl flooring. Our industry leading innovation has yielded products and technologies that differentiate our brands in the marketplace and satisfy all remodeling and new construction requirements. Our brands are among the most recognized in the industry and include American Olean, Daltile, Eliane, Elizabeth, Feltex, Godfrey Hirst, Grupo Daltile, Karastan, Marazzi, Moduleo, Mohawk, Mohawk Group, Performance Accessories, Pergo, Quick-Step, Unilin and Vitromex. During the past two decades, Mohawk has transformed its business from an American carpet manufacturer into the world’s largest flooring company with operations in Australia, Brazil, Europe, Malaysia, Mexico, New Zealand, Russia and the United States.